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EXHIBIT 10.118

[SOUTHWALL TECHNOLOGIES LETTERHEAD]

Via:
E-mail Shunji_Endo@ufjbank.co.jp
Facsimile (415) 788-5459

May 15, 2002

Mr. Naoto Shiraiwa
Vice President & Manager
UFJ Bank
One Front Street, Suite 1800
San Francisco, California 94111
U.S.A.

Re: Credit Agreement dated as of May 6, 1997 between Southwall Technologies Inc. ("STI") and the Sanwa Bank Limited ("Credit Agreement"), and to the First Amendment to the Credit Agreement dated November 8, 1999 between Southwall Technologies Inc. and the Sanwa Bank Limited.

Dear Mr. Shiraiwa,

On May 9, 2002, Teijin waived any defaults under Article 5.1 of the Guarantee Agreement that may exist through and including September 30, 2003 arising out of STI's failure to comply with the financial covenants of the Minimum Quick Ratio, Tangible Net Worth Amount and Maximum Debt/Tangible Net Worth in article 4-(1) of the Guarantee Agreement. A copy of that waiver is attached as Exhibit A of this letter.

Southwall Technologies respectively requests the UFJ Bank Limited (formerly Sanwa Bank Limited) waive any Default or Event of Default pursuant to Section 7.01(h) of the above referenced Credit Agreement for STI's failure to comply with the above terms of the Teijin Guaranty Agreement.

Your agreement to acknowledge that Teijin's waiver is sufficient to remedy the default in the above referenced Credit Agreement will allow Southwall to classify a portion of its debt to UFJ Bank as long term debt in its 10-Q filing. This 10-Q will be added to the amended S-1 filed with the SEC for the sale of additional shares of its Common Stock.

Thank you for your consideration of this request.

Sincerely,

/s/  THOMAS G. HOOD

Thomas G. Hood
President and Chief Executive Officer

Enclosure

Acknowledged:

/s/ NAOTO SHIRAIWA Signed UFJ Bank Ltd.	May 16, 2002 Date

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  EXHIBIT 10.118